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                          Independent Auditors' Consent




To the Shareholders and Board of Directors of First Eagle Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, to our report dated December 19, 2003, on the statements of assets and liabilities, including the schedules of investments, for the First Eagle Global Fund (formerly First Eagle SoGen Global Fund), First Eagle Overseas Fund (formerly First Eagle SoGen Overseas Fund), First Eagle U.S. Value Fund, First Eagle Gold Fund (formerly First Eagle SoGen Gold Fund) and First Eagle Fund of America ("the Funds") as of October 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for the periods indicated in the Annual Report. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.


KPMG LLP


New York, New York
February 20, 2004